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                        INCENTIVE STOCK OPTION PLAN 2Q
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     1.   PURPOSE. This plan (the "Plan 2Q") is intended as an incentive and to encourage stock ownership by key employees of SOFTWARE TECHNOLOGY, INC. (the "Company") by the granting of stock options as provided herein. It is intended that all of the options issued pursuant to the Plan 2Q will constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("incentive stock options").

     2.   ADMINISTRATION.

          (a) The Plan 2Q shall be administered by the President of the Company (the "President").

          (b) The President is authorized, subject to the provisions of the Plan 2Q, to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan 2Q, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan 2Q or the options granted thereunder as it may deem necessary or advisable, which actions shall be binding and conclusive.

     3. ELIGIBILITY. Options may be granted to such employees of the Company or its subsidiaries as the President shall select from time to time, but, in any event, the aggregate number of shares of stock for which options may be granted shall be allocated in the amount of twenty-five percent (25%) of said aggregate number to management and administrative employees, thirty-five percent (35%) to engineering employees, and fifteen percent (15%) to all other classifications of employees. In addition, twenty-five percent (25%) of the aggregate number will be granted to such employees as the President of the company shall select from time to time, in his discretion.

     4. STOCK. The stock to be subject to options under the Plan 2Q shall be shares of the Company's parent corporation's (Exigent International, Inc.) Common Shares (30,000,000 authorized) par value $.01 per share, either authorized and unissued or treasury shares. The aggregate number of shares of stock for which options may be granted under the Plan 2Q shall not exceed two hundred thousand (200,000) shares, subject to adjustment in accordance with the
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terms of paragraph 8 hereof. The shares subject to the unexercised portion of any terminated or expired options under the Plan 2Q may again be subjected to options under the Plan 2Q.

     5. TERMS AND CONDITIONS OF OPTIONS. All options granted pursuant to the Plan 2Q shall be authorized by the President and shall be evidenced by stock option agreements in writing in such form as the President shall determine. The terms and conditions set forth in such option agreements shall include:

          (a) Grant Date. The President shall determine the date on which such option shall be given; however, any options granted under this Plan 2Q shall be granted within ten (10) years from the date this Plan 2Q is adopted or the date this Plan 2Q is approved by the shareholders, whichever is earlier.

          (b) Option Period. Each stock option agreement shall set forth the period for which such option is granted, which shall not exceed three (3) years from the date such option is granted (the "option period").

          (c) Option Price. The option price per share of each option granted under the Plan 2Q shall be not less than one hundred percent (100%) of the fair market value, as determined by the President, of a share of stock on the date of grant of such option. The purchase price shall be at least one hundred ten percent (110%) of the fair market value if such optionee owns more than ten percent (10%) of the total combined voting power of all the classes of stock of the Company or of its parents or subsidiaries. An option shall be considered granted on the date the President acts to grant the option or such later date as the President shall specify.

          (d) Transfer of Option. No option shall be transferable by the optionee other than by will or the laws of descent and distribution.

          (e) Exercise of Options. Each option may be exercised at any time during its option period, subject to the restrictions in this paragraph and in the stock option agreement under which it is issued. Notwithstanding any other provision of the Plan 2Q, no incentive stock option shall be exercisable while there is still outstanding any other incentive stock option which was granted before the granting of such new incentive stock option, to the optionee to purchase
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shares of the Company or of any other corporation which, on the date of grant of the option, was a parent or subsidiary of the Company, or of any predecessor of such parent or subsidiary.

      (f) Payment for Options. On the date of exercise, the optionee shall make full payment of the option price (i) in cash; (ii) with the consent of the President, by tendering previously acquired shares of stock (valued at their fair market value, as determined by the President, as of the date of exercise); or (iii) with the consent of the President, any combination of (i) and (ii).

     (g) Maximum Value Per Optionee. The aggregate fair market value, as determined by the President at the time of grant, of the stock for which an Optionee may exercise in any one (1) calendar year pursuant to options granted under this Plan 2Q and any other plans of the Company or its parent or subsidiaries shall not exceed one hundred thousand dollars ($100,000.00).

     (h) No Obligation to Exercise. The granting of an option shall impose no obligation upon the optionee to exercise such option.

     (i) Term of Employment. If the optionee's employment with the Company or any subsidiary of the Company is terminated for good cause, all stock options shall terminate simultaneously therewith and optionee shall have no further right to exercise an option thereafter. For purposes of this paragraph (i) "good cause" shall be determined by the board of directors of the Company and any such determination shall be final, binding and conclusive. If the optionee ceases to be an employee of the Company or any subsidiary of the Company for any reason other than good cause or death or disability (as hereinafter defined), the term of all options shall expire on a date not later than three (3) months after termination. If the optionee ceases to be an employee of the Company or any subsidiary of the Company by reason of death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), the term of all options shall expire on a date which is not later than twelve (12) months following the date of death or disability.
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     6.   STOCK APPRECIATION RIGHTS. The President, in his discretion, may grant any optionee with a stock option under this Plan 2Q, the right to recover appreciation of the optioned stock in the form of a taxable payment of cash and/or other property, including stock of the corporation granting the option, in exchange for the cancellation or surrender of the optioned stock on which the appreciation is measured ("underlying stock option"). The appreciation of the optioned stock shall be measured by the difference between the fair market value of the optioned stock on the date of exercise and the option price. The rights described in this paragraph shall be referred to hereafter as "stock appreciation rights."

     7. RESTRICTIONS ON EXERCISE OF STOCK APPRECIATION RIGHTS. An optionee may choose to exercise his or her stock appreciation rights in lieu of receipt of the optioned stock as set forth above, but only under the following terms and conditions:

          (a) The stock appreciation rights shall expire no later than the expiration date of the stock option as set forth in paragraph 5(b) and the optionee's stock option agreement;

          (b) The amount of cash or the fair market value of property received through stock appreciation rights shall not exceed the difference between the fair market value of the option on the date of exercise and the option price (hereinafter referred to as "appreciation");

          (c) The stock appreciation rights shall be transferable only when the underlying stock option is transferable, and only under the same conditions, as set forth in paragraph 5(d) and the optionee's stock option agreement;

          (d) The stock appreciation rights shall be exercised only when the underlying stock option is eligible to be exercised as set forth in paragraphs 5(b) and 5(e), and the optionee's stock option agreement;

          (e) The stock appreciation rights shall be exercised only when there is a positive appreciation, i.e. when the market price of the underlying stock exceeds the exercise price of the option;

          (f) The exercise of the right has the same tax consequences as the exercise of the option followed by the immediate sale of the stock;
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          (g)  The optionee shall notify the President thirty (30) days prior to his or her exercise of stock appreciation rights of the optionee's intent to elect to exercise such rights;

          (h) The form of payment and the fair market value of any property paid upon exercise of stock appreciation rights shall be within the sole and reasonable discretion of the President. Such determination shall be final, binding, and conclusive; and

          (i) Upon exercise of an optionee's right to receive the stock appreciation value in cash and/or property, the underlying options shall be canceled.

     8. ADJUSTMENT IN THE EVENT OF CHANGE OF STOCK. In the event of any change in the outstanding stock by reason of stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, changes in its capital or business structure, or combinations or exchanges of shares and the like, the number and kind of shares which thereafter may be optioned and sold under the Plan 2Q, the number and kind of shares under option in outstanding stock option agreements and the purchase price per share thereof shall be approximately adjusted consistent with such change. The determination of the President as to any adjustment shall be final and conclusive.

     9. GENDER. As used in this Plan 2Q, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

     10. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN 2Q. The board of directors of the Company may terminate, amend, or modify the Plan 2Q, at any time; provided, however, that no such action of the board of directors, without approval of the shareholders, may (a) increase the total number of shares of stock for which options may be granted under the Plan 2Q, except as contemplated in paragraph 8; (b) permit the granting of options to anyone other than an employee of the Company; (c) decrease the minimum option price; (d) increase the maximum option periods; (e) increase the maximum per optionee as set forth in paragraph 5(g); or (f) withdraw the administration of the Plan 2Q from the President. No
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amendment, modification, or termination of the Plan 2Q shall in any manner affect any option heretofore granted to an optionee under the Plan 2Q without the consent of the optionee.

     11. TERM OF THE PLAN 2Q. The Plan 2Q is effective as of the 10th day of March, 1997. The Plan 2Q was approved by the sole shareholder of the company on the 10th day of March, 1997. All options granted prior to such approval shall be subject to such approval. The Plan 2Q shall terminate on the 9th day of March, 2007, or on such earlier date as may be determined by the board of directors. Termination of the Plan 2Q, however, shall not affect the rights of optionees under options theretofore granted to them, and all unexpired options shall continue in force and operation after termination of the Plan 2Q except as they may lapse or be terminated by their own terms and conditions.